EXHIBIT 99.2

FOR IMMEDIATE RELEASE              CONTACT:   Dave Bosher 804-287-5685
                                              Vice President and Treasurer


                        CADMUS COMMUNICATIONS CORPORATION
                          UNVEILS NEW FINANCING PACKAGE

RICHMOND, VA -- April 1, 1999 -- Cadmus Communications Corporation (NASDAQ NMS:
CDMS) announced today that in conjunction with its acquisition of The Mack Printing Group, it has entered into a new $200 million revolving credit/term facility. This major new bank facility is led by Wachovia Bank N.A., and co-managed by First Union National Bank and Bank of America. The new facility has a term of five years.

The company also announced that it plans to issue approximately $125 million of senior subordinated notes in its fiscal fourth quarter. The notes are anticipated to have a 10-year term.

The acquisition of Mack was funded by a combination of stock, senior debt, and seller-provided subordinated debt. In addition to borrowings under Cadmus' new credit facility, Cadmus entered into a bridge loan with J.P. Morgan & Co., First Union Capital Markets Corp. and several of the Mack sellers. This bridge loan is expected to be paid with the proceeds of the senior subordinated notes.

Commenting on the new financing plan, David E. Bosher, Cadmus' vice president and treasurer, said, "We are pleased with the successful completion of this new, larger bank credit facility. This facility provides the financial foundation for the continued execution of our strategy and provides additional resources for further investment in our selected niche markets. In addition, the anticipated placement of $125 million of senior subordinated notes provides Cadmus access to more permanent, longer-term capital, further solidifying our capital structure."

Cadmus Communications Corporation provides customers with integrated, end-to-end communications solutions. The company is organized around two primary business sectors: Professional Communications, serving customers who publish information, and Marketing Communications, serving customers who convey marketing messages.

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"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995:
Information in this release relating to Cadmus' future prospects and performance are "forward-looking statements" and, as such, are subject to certain risks and uncertainties that could cause actual results to differ materially. Potential risks and uncertainties include but are not limited to: (1) the effective integration of recent acquisitions, (2) continuing competitive pricing in the markets in which the company competes, (3) the gain or loss of significant customers or the decrease in demand from existing customers, (4) the ability of the company to continue to obtain improved efficiencies and lower overall production costs, (5) changes in the company's product sales mix, (6) the performance of new management and leadership teams in the company and its divisions, (7) the impact of industry consolidation among key customers, (8) the ability of the company to operate profitably and effectively with higher levels of indebtedness, and (9) the ability to retain key employees and managers in light of lower than planned incentives and benefits.